AGREEMENT FOR MERGER


     This Agreement for Merger ("Agreement") is made and entered into as of September 25, 1997 by and among UStel, Inc., a Minnesota corporation ("UStel"), Arcada Acquisition Corp., a California corporation and wholly-owned subsidiary of UStel ("Newco"), and S.V.V. Sales, Inc., a Washington corporation d/b/a Arcada Communications ("Arcada").

RECITALS

     Newco is a wholly owned subsidiary of UStel. The parties desire that UStel and Newco enter into a transaction with Arcada which will result in a merger (the "Merger") of Newco with and into Arcada, which shall be the surviving corporation.

     Therefore, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

1. MERGER. Subject to the terms and conditions of this Agreement, the Merger is to be accomplished in the manner described herein.

     1.1 MERGER OF ARCADA AND NEWCO. At the Effective Time (as defined in Section 2), Newco shall be merged with and into Arcada, with Arcada being the surviving institution, in accordance with the Plan of Merger by and among UStel, Newco and Arcada substantially in the form attached hereto as Exhibit A (the "Plan of Merger"). The Plan of Merger provides for the terms of the Merger and the manner of carrying it into effect. The terms and conditions of the Plan of Merger are incorporated herein and made a part hereof. The parties intend that this Agreement and the Plan of Merger shall constitute a plan of reorganization of the type described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

     1.2 CONVERSION OF ARCADA COMMON STOCK. Subject to the provisions below and in the Plan of Merger, at the Effective Time, all of the outstanding shares of common stock, no par value per share, of Arcada ("Arcada Common Stock") shall be converted into the right to receive shares of common stock, $.01 par value per share, of UStel ("UStel Common Stock"), and certain additional consideration, as described below and in the Plan of Merger.

          (a) Subject to the provisions below and the provisions of the Plan of Merger, at the Effective Time each shareholder of Arcada Common Stock will receive the consideration set forth opposite his or her name, respectively, as described on Schedule A hereto. The total consideration to be paid by UStel to the Arcada shareholders in connection with the Merger shall consist of (i) an aggregate of 2,100,000 newly issued shares of UStel Common Stock, subject to adjustment as described in Section 1.5 below (the "Merger Shares"), (ii) an aggregate of $1,500,000 in principal amount of 10% Convertible Subordinated Debentures (the "Convertible Debentures") issued by UStel and described in further detail below and (iii) an aggregate of $5,000,000 cash. The Merger Shares, the Convertible Debentures and the cash payable by UStel at Closing are collectively referred to herein as the "Merger Consideration".

          (b) No fractional shares of UStel Common Stock shall be issued. In lieu of any fractional shares, any holder of Arcada Common Stock who would otherwise be entitled to a fractional share of UStel Common Stock will, upon surrender of his certificate or certificates representing Arcada Common Stock outstanding immediately prior to the Effective Time, be paid the cash value of such fractional share interest, which shall be equal to the product of fraction multiplied by the Average Price as hereinafter defined. For the purposes of determining any such fractional share interests, all shares of Arcada Common Stock owned by an Arcada stockholder shall be combined so as to calculate the maximum number of whole shares of UStel Common Stock issuable to such Arcada stockholder.

          (c)     The Average Price is calculated by dividing (A) the sum of
(i) the five day trading average closing price of the UStel Common Stock for the five day period beginning on the date of public announcement of the signing of this Agreement; (ii) the five day trading average closing price of the UStel Common Stock for the five day period ending on the second to last trading day prior to Closing; and (iii) the Interim Period Average, by (B) three (3). The Interim Period Average is calculated by dividing the sum of the closing prices of the UStel Common Stock on every trading day from and including the date hereof through and including the second to last trading day prior to Closing, by the number of trading days in such period. The above formula shall be equitably adjusted for any reclassifications, stock splits, stock dividends, stock combinations or the like with respect to the UStel Common Stock occurring after the date hereof but prior to the Effective Time.

     1.3 EXISTING SHAREHOLDER LOANS. The Arcada shareholder loans outstanding at Closing, which are set forth on Schedule B hereto, shall be converted as of the Closing, on a dollar for dollar basis, into additional principal amount of Convertible Debentures.

     1.4 Convertible Debentures. The Convertible Debenture shall be substantially in the form as set forth on Exhibit B hereto and as described herein. For the first six months from Closing the Convertible Debentures shall be payable interest only, quarterly in arrears. Beginning six months from Closing, the Convertible Debentures shall be amortized over a three year term, with principal payments paid quarterly in advance. Such principal payments shall include all amounts due thereunder, including the conversion of all Arcada shareholder loans. Interest on the Convertible Debentures will continue to be paid quarterly in arrears. Beginning one year after issuance, the Convertible Debentures will be convertible dollar for dollar at a conversion price equal to 150% of the Average Price. The number of shares of UStel Common Stock issuable upon conversion of the Convertible Debentures will be proportionally adjusted in the event of a change in the capitalization of UStel after the Effective Time. UStel shall have the right to prepay, in whole or in part, without penalty, at any time, including the right to pay cash in lieu of Convertible Debentures at Closing. In the event of a default under the Convertible Debentures, the conversion price will be equal to the Average Price.

     1.5     ADJUSTMENT.

          (a) If the Average Price is (w) less than $3.00 per share but greater than or equal to $2.50 per share, then the aggregate number of Merger Shares issuable at Closing shall be increased by 420,000 shares, (x) less than $2.50 per share but greater than or equal to $2.00 per share, then the aggregate number of Merger Shares issuable at Closing shall be increased by 1,050,000 shares, (y) less than $2.00 per share but greater than or equal to $1.50 per share, then the aggregate number of Merger Shares issuable at Closing shall be increased by 2,100,000 shares, and (z) less than $1.50 per share but greater than or equal to $1.00 per share, then the aggregate number of Merger Shares issuable at Closing shall be increased by 4,200,000 shares. In the event of an increase in the number of Merger Shares pursuant to this
Section 1.5(a), the additional Merger Shares payable to the Arcada shareholders shall be paid in the same proportions as the Merger Shares set forth on Schedule A hereto.

          (b) If between the date of this Agreement and the Effective Time, the shares of UStel Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, the number of shares of UStel Common Stock issuable in the Merger will be adjusted accordingly.

     1.6 STOCKHOLDERS' MEETINGS OR CONSENTS. UStel shall, as soon as practicable, hold a meeting of its stockholders (the "UStel Stockholders' Meeting") to submit for stockholder approval (the "UStel Stockholder Approval") this Agreement and the Plan of Merger, and Arcada shall, as soon as practicable, hold a meeting of its stockholders (to coincide with the UStel Stockholders' Meeting) or otherwise solicit stockholder consent (the "Arcada Stockholders' Meeting") to submit for stockholder approval (the "Arcada Stockholder Approval") this Agreement and the Plan of Merger.

     1.7     PROXY STATEMENT/PROSPECTUS.

     (a) The parties hereto will cooperate in the preparation of an appropriate proxy statement/prospectus satisfying all applicable regulations, rules and requirements of the Securities Exchange Commission (the "SEC") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state law (such proxy statement/prospectus in the form mailed by UStel to UStel stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement/Prospectus").

     (b) Arcada will furnish such information concerning itself as is necessary to be included in the Proxy Statement/Prospectus. Arcada agrees promptly to advise UStel if at any time prior to the UStel Stockholders' Meeting any information provided by Arcada for inclusion in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.
Arcada will continue to furnish UStel with such supplemental information as may be necessary in order to cause such Proxy Statement/Prospectus insofar as it relates to Arcada, after the mailing thereof to UStel stockholders, to remain accurate and complete.

     (c) UStel will, as promptly as practicable, file with the SEC a registration statement on Form S-4, or any such successor form (together with any and all amendments or supplements thereto, the "Registration Statement"), containing the Proxy Statement/Prospectus in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the Merger Shares and the shares of UStel Common Stock issuable in connection with the Merger upon conversion of the Convertible Debentures. UStel will use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and to cause the Proxy Statement/Prospectus to be cleared for mailing under federal securities law and state law at the earliest practicable date and UStel will advise Arcada promptly when the Proxy Statement/Prospectus has been cleared for mailing. UStel will take any and all other action required to be taken under any applicable federal or state securities laws in connection with the issuance of the Merger Shares, the Convertible Debentures and the shares of UStel Common Stock issuable upon conversion of the Convertible Debentures.

     (d) UStel will use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the shareholders; provided that UStel shall not be required in connection therewith or as a condition thereto to qualified to do business or to file a general consent to service of process in any such states or jurisdictions, unless UStel is already subject to service in such jurisdiction and except as may be required by the Securities Act.

     (e) UStel will cause all such shares of UStel Common Stock registered pursuant to the Registration Statement to be listed on each securities exchange and/or Nasdaq Stock Market on which similar securities issued by UStel are then listed.

          (f) UStel shall bear and pay all expenses incurred in connection with the registration, filing or qualification of the shares of UStel Common Stock issued and issuable in connection with the Merger with respect to the Registration Statement, including (without limitation) all registration, filing and qualification fees and printers and accounting fees relating or apportionable thereto.

2.     EFFECTIVE TIME; CLOSING.

     As used herein, the term "Effective Time" shall mean the date and time when the Merger becomes effective. As used herein, the term "Effective Date" shall mean the day on which the Effective Time occurs. The parties intend that the Effective Time shall occur as soon as reasonably practicable following the satisfaction of the conditions set out in Section 7 below. A closing (the "Closing") shall take place prior to the Effective Time at the offices of Freshman, Marantz, Orlanski, Cooper & Klein, 9100 Wilshire Blvd., East Tower, 8th Floor, Beverly Hills, CA 90212, or at such other place as the parties hereto may mutually agree upon for the Closing to take place.

3.     REPRESENTATIONS AND WARRANTIES REGARDING NEWCO.

     Each of UStel and Newco, jointly and severally, hereby represent and warrant to Arcada as follows:

     3.1 CORPORATE ORGANIZATION. Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of California. Newco has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted. Newco is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect (as defined below) on UStel.

     3.2 AUTHORITY. Newco has requisite corporate power and authority to execute and deliver this Agreement and the Plan of Merger and, subject to applicable regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Newco. This Agreement has been duly and validly executed and delivered by Newco. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of Newco, enforceable against it in accordance with its respective terms.

     3.3 NO VIOLATIONS. Neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation by Newco of the transactions contemplated hereby and thereby, nor compliance by Newco with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Newco, (ii) assuming the consents and approvals referred to in Section 7 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Newco or any of its respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Newco under any of the terms, conditions or provisions of any note, bond, mortgage indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Newco is a party, or by which it or any of its properties or assets may be bound or affected, except with respect to (iii) above, for such violations, conflicts, breaches, defaults, termination's, accelerations and encumbrances which would not individually or in the aggregate have a Material Adverse Effect on UStel or otherwise prevent or delay the consummation of the transactions contemplated hereby.

     3.4 CONSENTS AND APPROVALS. Except for consents and approvals of or filings, deliveries or registrations with the SEC, the Federal Communications Commission or other applicable governmental authorities, no consents or approvals of or filings or registrations with any third party or public body or authority, except for consents, approvals, filings or registrations where the failure to obtain such consents or approvals or to make such filings or registrations would not prevent or delay the Merger and would not in the aggregate have a Material Adverse Effect on UStel, are necessary in connection with the execution and delivery by Newco of this Agreement and the consummation of the transactions contemplated hereby.

     3.5 CAPITALIZATION. The authorized capital stock of Newco as of the date hereof consists of 1,000 shares of common stock, no par value per share, of which 1,000 shares are duly issued and outstanding, fully paid and nonassessable. All such shares of common stock are owned by UStel. There are outstanding no options, convertible securities, warrants or other rights to purchase or acquire capital stock of Newco and there is no commitment of UStel or Newco to issue any of the same.

4.     REPRESENTATIONS AND WARRANTIES REGARDING USTEL.

     The "UStel Disclosure Schedules" shall mean all of the disclosure schedules required by this Agreement, dated as of the date hereof, which are attached hereto. UStel hereby represents and warrants to Arcada as follows:

     4.1     ORGANIZATION, POWER, GOOD STANDING, ETC.

          (a) UStel is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. UStel has all the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted. UStel is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect on UStel. UStel owns all of the outstanding capital stock of Newco. UStel has previously delivered or made available to Arcada true and correct copies, including all amendments thereto, of its Articles of Incorporation and its bylaws (the "UStel Charter Documents") as in effect on the date hereof. As used in this Agreement, the term "Material Adverse Effect" with respect to any party shall mean any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of such party and such party's subsidiaries taken as a whole.

          (b) Except for Consortium 2000, Inc. ("C-2000") and Calmart Communications, Inc. ("Calmart"), there is no firm, corporation, partnership, joint venture or similar organization actively engaged in business which is consolidated with UStel for financial reporting purposes or any corporation actively engaged in business a majority of the outstanding capital stock of which is owned by UStel. All of the issued and outstanding capital stock of each of C-2000 and Calmart is owned by UStel. C-2000 is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Calmart is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of C-2000 and Calmart has all requisite corporate power and authority to carry on its business as currently conducted. Each of C-2000 and Calmart is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would have a Material Adverse Effect on UStel. Disclosure Schedule 4.l(b) correctly sets forth a list of each firm, corporation, partnership, joint venture or similar organization in which UStel has a direct or indirect equity interest.

     4.2 AUTHORITY. UStel has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and, subject to the UStel Stockholder Approval and applicable regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of UStel. This Agreement has been duly and validly executed and delivered by UStel. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of UStel, enforceable against it in accordance with its respective terms.

     4.3 NO VIOLATION. Neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation by UStel of the transactions contemplated hereby and thereby, nor compliance by UStel with any of the terms or provisions hereof or thereof, will (i) assuming UStel Stockholder Approval, violate any provision of the UStel Charter Documents,
(ii) assuming the consents and approvals referred to in Section 7.1 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UStel or any of its subsidiaries or any of their respective properties or assets, or (iii) except as set forth on Disclosure Schedule 4.3, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of UStel or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage indenture, deed of trust, license, lease, agreement or other instrument or obligation to which UStel or any of its subsidiaries is a party, or by which it or any of UStel's or its subsidiaries' respective properties or assets may be bound or affected, except with respect to (iii) above, for such violations, conflicts, breaches, defaults, termination's, accelerations and encumbrances which would not individually or in the aggregate have a Material Adverse Effect on UStel.

     4.4 CONSENTS AND APPROVALS. Except for (i) consents and approvals of or filings, deliveries or registrations with the SEC or other applicable governmental authorities, (ii) the approval of the stockholders of UStel and
(iii) the consents, approvals, filings or registrations set forth on Disclosure Schedule 4.4, no consents or approvals of or filings or registrations with any third party or public body or authority, except for consents, approvals, filings or registrations where the failure to obtain such consents or approvals or to make such filings or registrations would not prevent or delay the Merger and would not in the aggregate have a Material Adverse Effect on UStel, are necessary in connection with the execution and delivery by UStel of this Agreement and the consummation of the transactions contemplated hereby.

     4.5 CAPITALIZATION. As of the date hereof, the authorized capital stock of UStel consists of the following: 40,000,000 shares of UStel Common Stock, of which 6,787,778 shares are dully authorized and validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and 5,000,000 shares of preferred stock, of which 275,000 shares are designated as Series A Preferred and are issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof. Assuming receipt of UStel Stockholder Approval, (i) the shares of UStel Common Stock to be issued in the Merger, when issued in accordance with the Plan of Merger and (ii) the shares of UStel Common Stock to be issued upon conversion of the Convertible Debentures, when issued in accordance with the terms and conditions of the Convertible Debentures, will be duly authorized, validly issued and fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and no stockholder of UStel will have any preemptive rights thereto. Upon consummation of the Merger, the stockholders of Arcada will acquire valid title to the Merger Shares, free and clear of any and all liens, claims, encumbrances and restrictions on transfer other than those contemplated by this Agreement. Except as provided in this Agreement or as set forth on Disclosure Schedule 4.5 hereto, there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of UStel capital stock or other equity securities or any securities representing the right to acquire stock or securities convertible into or representing the right to purchase or subscribe for any shares.

     4.6 REPORTS. UStel and its subsidiaries have duly filed with the FCC and the SEC in correct form in all material respects, the monthly, quarterly, semi-annual and annual reports required to be filed by them under applicable regulations for all periods subsequent to December 31, 1992. UStel has previously delivered or made available to Arcada accurate and complete copies of such reports. Except as disclosed on Disclosure Schedule 4.6, UStel has timely filed all reports required to be filed by its pursuant to the Securities Exchange Act and the rules and regulations promulgated by the SEC thereunder an accurate and complete copy of each (i) final registration statement, offering circular, and definitive proxy statement filed by UStel since January 1, 1993, with the SEC and (ii) communication (other than general advertising materials) mailed by UStel to its stockholders since January 1, 1993. No such SEC report, registration statement, offering circular, proxy statement or communication, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.7     FINANCIAL STATEMENTS.

          (a) UStel has previously delivered or made available to Arcada copies of (i) audited consolidated statements of financial conditions for UStel and its subsidiaries as of the end of UStel's last two fiscal years, and audited consolidated statements of income, stockholders' equity, and cash flows for each for the last two fiscal years, including the notes to such audited consolidated financial statements, together with the reports of UStel's independent certified public accountants, pertaining to such audited consolidated financial statements (the "UStel 1995 and 1996 Financial Statements," respectively), and (ii) the unaudited consolidated statement of financial condition as of June 30, 1997 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the six-month period then ended (the "June 1997 UStel Financial Statements"). The UStel 1995 and 1996 Financial Statements and the UStel June 1997 Financial Statements are sometimes herein referred to collectively as the UStel Financial Statements. In addition, the parties acknowledge that UStel intends to make a negative adjustment of up to $1,500,000 to its unaudited financial statements for the nine months ended September 30, 1997 to reflect a write-off of certain uncollectible accounts receivable of UStel (the "UStel Adjusted Financials"). Pursuant to Section 6.17 hereof, UStel is obligated to deliver to Arcada copies of the UStel Adjusted Financials. The UStel Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby. Other than the write-off of the up to $1,500,000, the UStel Financial Statements (including the related notes) fairly and accurately present in all material respects the consolidated financial position of UStel as of the respective dates set forth therein and the results of operations for the periods included therein.

          (b) The books and records of UStel and its subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements using generally accepted accounting principles consistently applied in all material respects and reflect only actual transactions.

     4.8 BROKERAGE. Except for payments owed to BC Capital Corp., there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of UStel or any of its subsidiaries in connection with the transactions contemplated by this Agreement.

     4.9 ABSENCE OF MATERIAL ADVERSE CHANGE. Since December 31, 1996, there has not been any Material Adverse Change with respect to UStel (except for changes resulting from market and economic conditions which generally affect the telecommunications industry as a whole including, without limitation, changes in law or regulation, and changes in generally accepted accounting principles or interpretations thereof.

     4.10 LITIGATION. Except as set forth on Disclosure Schedule 4.10 hereto, no action, suit, counterclaim or other litigation, investigation or preceding to which UStel or any of its subsidiaries is a party is pending, or is known by the executive officers of UStel or any of its subsidiaries to be threatened, against UStel or any of its subsidiaries before any court or governmental or administrative agency, domestic or foreign which would be reasonably expected to result in any liabilities which would, in the aggregate, have a Material Adverse Effect on UStel. Except as set forth on Disclosure Schedule 4.10 hereto, neither UStel nor any of its subsidiaries is in default with respect to any orders, judgments or decrees that would in the aggregate require payment of more than $10,000.


     4.11     COMPLIANCE WITH APPLICABLE LAW.

          (a) Each of UStel and its subsidiaries holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of their respective businesses and such Permits are in full force and effect, and each of UStel and its subsidiaries is in all material respects complying therewith, except in each case where the failure to possess or comply with such Permits would not have a Material Adverse Effect on UStel.

          (b) Except as set forth on Disclosure Schedule 4.11(b), each of UStel and its subsidiaries is and since January 1, 1994 has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which has not and will not have in the aggregate a Material Adverse Effect on UStel.

          (c) UStel is in compliance with all of the quantitative and qualitative maintenance criteria required for continued listing of the UStel Common Stock on The Nasdaq SmallCap Market, and UStel has not received notice of, and is not aware of, any deficiency relating to listing of the UStel Common Stock or any action for delisting of the UStel Common Stock.

     4.12     TAX MATTERS.

          (a) Neither UStel nor any of its affiliates or subsidiaries has any plan or intention of taking any action prior to, at or after the Effective Time or of permitting Arcada to take any action after the Effective Time, including any transfer or other disposition of any assets of or any interest in Arcada, that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

          (b) Neither UStel nor any of its affiliates or subsidiaries has any plan or intention to acquire or reacquire, as the case may be, any of the shares of UStel Common Stock to be issued as contemplated by this Agreement

          (c) UStel has no plan or intention to sell or otherwise dispose of any of the assets of Arcada acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a) of the Code.

          (d) UStel is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     4.13 USTEL INFORMATION. The information relating to UStel to be contained in the Proxy Statement/Prospectus will not, at the time it is filed with the applicable governmental authorities, as of the date thereof, or at the date actions of UStel stockholders are taken with respect to the transactions contemplated therein, contain any untrue statement of a material fact or omit to state a material fact necessary to make such statements, in light of the circumstances under which such statements were made, not misleading.

5.     REPRESENTATIONS OF ARCADA.

     The "Arcada Disclosure Schedules" shall mean all of the disclosure schedules required by this Agreement, dated as of the date hereof, which are attached hereto. Arcada hereby represents and warrants to each of UStel and Newco as follows:

5.1     ORGANIZATION, POWER, GOOD STANDING, ETC.

          (a) Arcada is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Arcada has all the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted. Arcada is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect on Arcada. Arcada has previously delivered or made available to UStel true and correct copies, including all amendments thereto, of its Articles of Incorporation and its bylaws (the "Arcada Charter Documents") as in effect on the date hereof.

          (b) There is no firm, corporation, partnership, joint venture or similar organization which is consolidated with Arcada for financial reporting purposes or any corporation a majority of the outstanding capital stock of which is owned by Arcada. Disclosure Schedule 5.l(b) correctly sets forth a list of each firm, corporation, partnership, joint venture or similar organization in which Arcada has a direct or indirect equity interest.

          (c) The minute books of Arcada and its subsidiaries contain materially complete and accurate records of all meetings held and other corporate action taken, since their respective dates of organization, by their respective stockholders and Boards of Directors.

          (d) Arcada has previously delivered or made available for inspection by UStel true and complete copies of all agreements to which it or its subsidiaries is a party or by which its or any of its subsidiaries' assets may be bound (i) which relate to any ownership interest by Arcada of an equity interest in any partnership, joint venture, or similar enterprise or (ii) pursuant to which Arcada may be required to transfer funds in respect of an equity interest to, make an investment in, or guarantee or assume any debt, dividend or other obligation of, any person or entity, partnership, joint venture or similar enterprise. Disclosure Schedule 5.l(d) correctly sets forth a list of all such agreements.

5.2     CAPITALIZATION.

          (a) The authorized capital stock of Arcada consists of 50,000 shares of Arcada Common Stock, all of which shares are issued and outstanding as of the date hereof. Disclosure Schedule 5.2(a) sets forth the identity of the Arcada stockholders and the amount of stock owned by such stockholders.

          (b) Except as set forth on Disclosure Schedule 5.2(b), Arcada has not in the past two years repurchased or retired any shares of its capital stock.

          (c) All of the issued and outstanding shares of Arcada Common Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

          (d) Except as set forth on Disclosure Schedule 5.2(d), Arcada is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings to which Arcada is a party with respect to voting any such shares.

          (e) Except as set forth on Disclosure Schedule 5.2(e), to the best of Arcada's knowledge, there are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings to which Arcada is a party with respect to voting any such shares.

     5.3 REPORTS. Arcada has previously delivered or made available to UStel an accurate and complete copy of all reports or other material communications delivered by Arcada to its stockholders since January 1, 1993 and no such report or communication, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.4 AUTHORITY. Arcada has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and, subject to the Arcada Stockholder Approval and applicable regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Arcada. This Agreement has been duly and validly executed and delivered by Arcada. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of Arcada, enforceable against it in accordance with its respective terms.

     5.5 NO VIOLATION. Neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation by Arcada of the transactions contemplated hereby and thereby, nor compliance by Arcada with any of the terms or provisions hereof or thereof, will (i) assuming Arcada Stockholder Approval, violate any provision of the Arcada Charter Documents,
(ii) assuming the consents and approvals referred to in Section 7 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Arcada or its subsidiaries or any of its or its subsidiaries' properties or assets, or (iii) except as set forth on Disclosure Schedule 5.5, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Arcada or its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Arcada or any of its subsidiaries is a party, or by which its or any of its subsidiaries' properties or assets may be bound or affected, except with respect to (iii) above, for such violations, conflicts, breaches, defaults, termination's, accelerations and encumbrances which would not individually or in the aggregate have a Material Adverse Effect on Arcada.

     5.6 CONSENTS AND APPROVALS. Except for (i) consents and approvals of or filings, deliveries or registrations with the SEC or other applicable governmental authorities, (ii) the Arcada Stockholder Approval and (iii) the consents, approvals, filings or registrations set forth on Disclosure Schedule 5.6, no consents or approvals of or filings or registrations with any third party or public body or authority, except for consents, approvals, filings or registrations where the failure to obtain such consents or approvals or to make such filings or registrations would not prevent or delay the Merger and would not in the aggregate have a Material Adverse Effect on Arcada, are necessary in connection with the execution and delivery by Arcada of this Agreement and the consummation of the transactions contemplated hereby.

     5.7     FINANCIAL STATEMENTS.

          (a) Arcada has previously delivered or made available to UStel copies of (i) audited consolidated statements of financial conditions for Arcada and its subsidiaries as of the end of Arcada's last two fiscal years, and audited consolidated statements of income, stockholders' equity, and cash flows for each for the last two fiscal years, including the notes to such audited consolidated financial statements, together with the reports of Arcada's independent certified public accountants, pertaining to such audited consolidated financial statements (the "Arcada 1995 and 1996 Financial Statements," respectively), and (ii) the unaudited consolidated statement of financial condition as of June 30, 1997 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the six-month period then ended (the "June 1997 Arcada Financial Statements"). The Arcada 1995 and 1996 Financial Statements and the Arcada June 1997 Financial Statements are sometimes herein referred to collectively as the Arcada Financial Statements. The Arcada Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and fairly and accurately present in all material respects the consolidated financial position of Arcada as of the respective dates set forth therein and the results of operations for the periods included therein.

          (b) The books and records of Arcada have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

     5.8 BROKERAGE. There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of Arcada in connection with the transactions contemplated by this Agreement.

     5.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. As of the date hereof, except as disclosed on Disclosure Schedule 5.9, there has not been any material adverse change in the business, operations, properties, assets or financial condition of Arcada or any of its subsidiaries since December 31, 1996, and, to the best of Arcada's knowledge, no fact or condition exists as of the date hereof that Arcada has reason to believe would cause such a material adverse change after the date hereof.

     5.10 LITIGATION. As of the date hereof, except as disclosed on Disclosure Schedule 5.10, there were no actions, suits, claims, inquiries, proceedings or, to the knowledge of Arcada, investigations before any court, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the knowledge of Arcada, threatened against Arcada which would reasonably be expected to result in any liabilities, including defense costs, in excess of $10,000 in the aggregate. Except as disclosed on Disclosure Schedule 5.10, Arcada is not subject to any order, judgment or decree and Arcada is not in default with respect to any such order, judgment or decree.

     5.11     TAXES AND TAX RETURNS.

          (a) Arcada is now and at all time since its incorporation has been a corporation taxable pursuant to Subchapter S of the Code (an "S Corporation"), and not as a corporation taxable pursuant to Subchapter C of the Code, by reason of a valid election to be taxed as an S Corporation by virtue of filing Internal Revenue Service Form 2553 (or its successor form) with the required shareholder consents. No action has been taken by Arcada or any present or past shareholder and no event has occurred which would cause Arcada's election to be taxed as an "S Corporation" to be revoked or terminated at any time in the future. Arcada has previously delivered or made available to UStel complete and correct copies of the income tax returns of Arcada and its consolidated companies for the fiscal year ending December 31, 1995, as filed with the Internal Revenue Service and all state, county and local taxing authorities, together with all related correspondence and notices. Arcada undertakes to make available to UStel complete and correct copies of the income tax returns of Arcada and its consolidated companies for the fiscal year ending December 31, 1996, as soon as it has been prepared and filed with the Internal Revenue Service, which is expected to be filed in September 1997.

          (b) Except as disclosed on Disclosure Schedule 5.11, Arcada has timely and correctly filed all federal, state, county and local tax and other returns and reports (collectively, "Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns), except to the extent that the failure to timely or correctly file such Returns does not result in aggregate penalties or assessments of more than $25,000, and has paid all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever shown by such Returns to be owed, or which are otherwise due and payable (hereinafter called "Taxes"). Arcada is not in default in the payment of any Taxes due or payable or any assessments received in respect thereof except for Taxes which are being contested in good faith. No additional assessments of Taxes are known to Arcada to be proposed, pending or threatened, other than Taxes for periods for which returns are not yet filed.

          (c) Arcada has not filed a consent to the application of Section 341(f) of the Code.

     5.12     EMPLOYEES; EMPLOYEE BENEFIT PLANS.

          (a) Except as set forth on Disclosure Schedule 5.12(a), as of the date hereof, Arcada is not a party to or bound by any contract, arrangement or understanding (whether written or oral) with respect to the employment or compensation of any officers, employees or consultants and except as provided herein, and under those Benefit Plans (as defined below) set forth on Disclosure Schedule 5.12(a), consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Arcada to any officer or employee thereof. Arcada has previously delivered or made available to UStel true and complete copies of all employment, consulting and deferred compensation agreements that are in writing, to which Arcada is a party. Disclosure Schedule 5.l2(a) correctly sets forth a list of all such agreements.

          (b) Except as set forth on Disclosure Schedule 5.12(b), as of the date hereof, no officer or employee of Arcada is receiving aggregate remuneration bonus, salary and commissions) at a rate which, if annualized, would exceed $80,000 in 1997.

          (c) Except as disclosed on Disclosure Schedule 5.12(c), as of the date hereof, there are not, and have not been at any time in the past three years, any actions, suits, claims or proceedings before any court (which have been served on Arcada), commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the best of Arcada's knowledge, threatened by any employees, former employees or other persons relating to the employment practices or activities of Arcada (except for threatened actions which have subsequently been resolved). Arcada is not a party to any collective bargaining agreement, and no union organization efforts are pending or, to the best of Arcada's knowledge, threatened nor have any occurred during the last three years.
          (d) Arcada has made available to UStel true and complete copies of all personnel codes, practices, procedures, policies, manuals, affirmative action programs and similar materials.

          (e) With respect to all employee benefit plans, Arcada represents and warrants as follows:

(i) All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension, bonus, deferred compensation, stock bonus, stock purchase, post-retirement medical, hospitalization, health and other employee benefit plan, program or arrangement, whether formal or informal, under which Arcada has any obligation or liability, or under which any employee or former employee has any rights to benefits or any 'cafeteria plans,' as described in
Section 125 of the Code (together, the "Benefit Plans") are set forth on Disclosure Schedule 5.12(e)(i). Except as set forth on Disclosure Schedule 5.12(e)(i), none of the Benefit Plans is subject to Title IV of ERISA, is a multiemployer plan, as such term is defined in Section 3(37) and 4001(a)(3) of ERISA and Section 414(f) of the Code, or is subject to the funding requirements of Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA.

(ii) In all material respects, except as discussed on Disclosure Schedule 5.12(e)(ii), the terms of the Benefit Plans are, and the Benefit Plans have been administered, in accordance with the requirements of ERISA, the Code, applicable law and the respective plan documents. Except as disclosed on Disclosure Schedule 5.12(e)(ii), none of the Benefit Plans is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state governmental agency. Except as disclosed on Disclosure Schedule 5.12(e)(ii), all material reports and information required to be filed with, or provided to, the United States Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation (the "PBGC") and plan participants and beneficiaries with respect to each Benefit Plan have been timely filed or provided. With respect to each Benefit Plan for which an annual report has been filed, no material change has occurred with respect to the matters covered by the most recent annual report since the date thereof.

(iii) Arcada is not aware of any facts regarding any Benefit Plan which is a 'employee pension benefit plan' as defined in Section 3(2) of ERISA (collectively, the "Employee Pension Benefit Plans") that would present a significant risk that any Employee Pension Benefit Plan would not be determined by the appropriate District Director of the Internal Revenue Service to be 'qualified' within the meaning of Section 401(a) of the Code, or with respect to which any trust maintained pursuant thereto is not exempt from federal income taxation pursuant to Section 501 of the Code, or with respect to which a favorable determination letter could not be issued by the Internal Revenue Service with respect to each such Employee Pension Benefit Plan.

(iv) Prior to the Closing, Arcada shall deliver or make available to UStel complete and correct copies (if any) of (w) the most recent Internal Revenue Service determination letter relating to each Employee Pension Benefit Plan intended to be tax qualified under Section 401(a) and 501(a) of the Code, (x) the most recent annual report (Form 5500 Series) and accompanying schedules of each Benefit Plan, filed with the Internal Revenue Service or an explanation of why such annual report is not required, (y) the most current summary plan description for each Benefit Plan, and (z) the most recent audited financial statements of each Benefit Plan.

(v) With respect to each Benefit Plan, all contributions, premiums or other payments due or required to be made to such plans as of the Effective Time have been or will be made or accrued prior to the Effective Time.

(vi) To the best of Arcada's knowledge, there are not now, nor have there been, any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Arcada or any of its subsidiaries, or any officer, director or employee of Arcada or any of its subsidiaries, with respect to the Benefit Plans that could subject Arcada or any other party-in-interest to the penalty or tax imposed under Section 502(i) of ERISA and Section 4975 of the Code.

(vii) As of the date hereof, no claim, lawsuit, arbitration or other action has been instituted, asserted (and no such lawsuit has been served on Arcada) or, to the best of Arcada's knowledge, threatened by or on behalf of such Benefit Plan or by any employee alleging a breach or breaches of fiduciary duty or violations of other applicable state or federal law with respect to such Benefit Plans, which could result in liability on the part of Arcada or any of its subsidiaries or a Benefit Plan under ERISA or any other law, nor is there any known basis for successful prosecution of such a claim, and UStel will be notified promptly in writing of any such threatened or pending claim arising between the date hereof and the Closing.

(viii) Except as may be required by the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended ("COBRA"), no Benefit Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment nor does Arcada have any current or projected liability under any such plans.

(ix) Arcada has not maintained or contributed to, and does not currently maintain or contribute to, any severance pay plan. All payments (other than regular wages and vacation pay) made to employees of Arcada coincident with or in connection with termination of employment since January 1, 1994 are disclosed on Disclosure Schedule 5.12(e)(ix).

(x) No individual will accrue or receive any additional benefits, service, or accelerated rights to payment or vesting of benefits under any Benefit Plan, or otherwise obtain rights to any "parachute payment," as defined in
Section 280G(b)(2) of the Code, as a result of the transactions contemplated by this Agreement.

(xi) Arcada has complied in all material respects with all of the requirements of COBRA.

     5.13 ARCADA INFORMATION. The information relating to Arcada to be contained in the Proxy Statement/Prospectus will not, at the time it is filed with the applicable governmental authorities, as of the date thereof, or at the date actions of UStel stockholders are taken with respect to the transactions contemplated therein, contain any untrue statement of a material fact or omit to state a material fact necessary to make such statements, in light of the circumstances under which such statements were made, not misleading.

     5.14     COMPLIANCE WITH APPLICABLE LAW.

          (a) Except as set forth on Disclosure Schedule 5.14(a), each of Arcada and its subsidiaries holds all Permits necessary for the lawful conduct of its businesses and such Permits are in full force and effect, and Arcada is in all material respects complying therewith, except where the failure to possess or comply with such Permits would not have in the aggregate a Material Adverse Effect on Arcada.

          (b) Except as set forth on Disclosure Schedule 5.14(b), each of Arcada and its subsidiaries is and for the past three years has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have in the aggregate a Material Adverse Effect on Arcada.

     5.15 CONTRACTS AND AGREEMENTS. As of the date hereof, except as disclosed on Disclosure Schedule 5.15, (i) Arcada is not a party to or bound by any commitment, contract, agreement or other instrument which involves or could involve aggregate future payments by Arcada of more than $25,000, (ii) Arcada is not a party to nor was it bound by any commitment, contract, agreement or other instrument which is material to the business, operations, properties, assets or financial condition of Arcada and (iii) no commitment, contract, agreement or other instrument, other than Arcada's Charter Documents, to which Arcada is a party or by which Arcada is bound, limits the freedom of Arcada to compete in any line of business or with any person. The commitments, contracts, agreements or other instruments listed on Disclosure
Schedule 5.15 (the "Material Contracts") are valid and binding obligations and Arcada is not in default therewith, except as listed on Disclosure Schedule
5.15 and except where any such defaults are not reasonably likely to have in the aggregate a Material Adverse Effect on Arcada.

     5.16     AFFILIATE TRANSACTIONS.

          (a) Except as disclosed on Disclosure Schedule 5.16, and except as specifically contemplated by this Agreement, since December 31, 1996, Arcada has not engaged in, and is not currently obligated to engage in (whether in writing or orally), any transaction with any Affiliated Person (as defined below) involving aggregate payments by or to Arcada of $25,000 or more during any consecutive 12 month period.

          (b) For purposes of this Section 5.16, "Affiliated Person" means:

(i) a director, executive officer or Controlling Person (as defined below) of Arcada;

(ii) a spouse of a director, executive officer or Controlling Person of Arcada;

(iii) a member of the immediate family of a director, executive officer, or Controlling Person of Arcada who has the same home as such person;

(iv) any corporation or organization (other than Arcada) of which a director, executive officer or Controlling Person of Arcada is a chief executive officer, chief financial officer, or a person performing similar functions or is a Controlling Person of such other corporation or organization.

(v) any trust or estate in which a director, executive officer, or Controlling Person of Arcada or the spouse of such person has a substantial beneficial interest or as to which such person or his spouse serves as trustee or in a similar fiduciary capacity.

          (c) For purposes of this Section 5.16, "Controlling Person" means any person or entity which, either directly or indirectly, or acting in concert with one or more other persons or entities owns, controls or holds with power to vote, or holds proxies representing ten percent or more of the outstanding common stock or equity securities.

     5.17 DISCLOSURE. To the knowledge of Arcada, no representation or warranty of Arcada contained in this Agreement, and no statement contained in the Disclosure Schedules delivered by Arcada hereunder, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it was made, not misleading.

     5.18     TITLE TO PROPERTY.

          (a) REAL PROPERTY. Disclosure Schedule 5.18(a) contains a true and correct description of all interests in real property (other than real property security interests received in the ordinary course of business), whether owned, leased or otherwise claimed, including a list of all leases of real property, in which Arcada has or claims an interest as of the date hereof and any guarantees of any such leases by Arcada. True and complete copies of such leases have previously been delivered or made available to UStel, together with all amendments, modifications, agreements or other writings related thereto. Except as disclosed on Disclosure Schedule 5.18(a), each such lease is legal, valid and binding as between Arcada and the other party or parties thereto, and the occupant is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever and quietly enjoys the premises provided for therein. Except as disclosed on Disclosure
Schedule 5.18(a), Arcada has good, valid and marketable title to all real property owned by it on the date hereof, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Arcada are in substantially good condition and repair.

          (b)     ENVIRONMENTAL MATTERS.  Except as set forth on Disclosure
Schedule 5.18(b), to the knowledge of Arcada, the real property owned or leased by Arcada on the date hereof does not contain any underground storage tanks, asbestos, ureaformaldehyde, uncontained polychlorinated biphenyls, or, except for materials which are ordinarily used in office buildings and office equipment such as janitorial supplies and do not give rise to financial liability therefor under the hereafter defined Environmental Laws, releases of hazardous substances as such terms may be defined by all applicable federal, state or local environmental protection laws and regulations ("Environmental Laws"). As of the date hereof (i) no part of any such real property has been listed, or to the knowledge of Arcada, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or on a registry or inventory of inactive hazardous waste sites maintained by any state, and, (ii) except as set forth on Disclosure Schedule 5.18(b), no notices have been received alleging that Arcada or any of its subsidiaries was a potentially responsible person under CERCLA or any similar statute, rule or regulation. Arcada knows of no violation of law, regulation, ordinance (including, without limitation, laws, regulations and ordinances with respect to hazardous waste, zoning, environmental, city planning or other similar matters) relating to its properties, which violations could have in the aggregate a Materially Adverse Effect on Arcada.

          (c) PERSONAL PROPERTY. Disclosure Schedule 5.18(c) contains a true and correct list of (i) each item of machinery, equipment, or furniture, including without limitation computers and vehicles, of Arcada, included on the Arcada 1996 Financial Statements at a carrying value of, or, if acquired after December 31, 1996, for a purchase price of, more than $50,000, (ii) each lease or other agreement under which any such item of personal property is leased, rented, held or operated where the current fair market value of such item is more than $25,000 and (iii) all trademarks, trade names or service marks and other intangible property currently used, owned, or registered for use by Arcada. Except as disclosed on Disclosure Schedule 5,18(c), Arcada has good, valid and marketable title to all personal property owned by it, free and clear of all liens, pledges, charges or encumbrances of any nature whatsoever.

     5.19 INSURANCE. Disclosure Schedule 5.19 contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of Arcada. Arcada and each of its subsidiaries is in compliance with all of the material provisions of its insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Disclosure Schedule 5.19, Arcada or one of its subsidiaries is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid or arrangements for payment are being made. Arcada has previously delivered to, or made available for inspection by, UStel each insurance policy to which Arcada or any of its subsidiaries is a party (other than insurance policies under which Arcada is named as a loss payee or additional insured as a result of its position as a secured lender).

     5.20 POWERS OF ATTORNEY. Arcada does not have any powers of attorney outstanding other than those in the ordinary course of business with respect to routine matters.

     5.21 BANK ACCOUNTS, ETC. Set forth on Disclosure Schedule 5.21 hereto is a true and complete list of all bank accounts, safe deposit boxes and lock boxes of Arcada and each of its subsidiaries, including, with respect to each such account and lock box: (a) identification of all authorized signatories, (b) identification of the business purpose of such account or lock box, including identification of any accounts or lock boxes representing escrow funds or otherwise subject to restriction; and (c) identification of the amount on deposit as of June 30, 1997.

6.     COVENANTS OF THE PARTIES.

     6.1 CONDUCT OF THE BUSINESS OF ARCADA. During the period from the date of this Agreement to the Effective Time, Arcada will conduct the business of and will engage in transactions only in the ordinary course and consistent with past practice and with prudent business practice. During such period, Arcada will use its best efforts to (x) preserve the business organizations of Arcada intact, (y) keep available to Arcada the present services of the employees of Arcada, and (z) preserve for itself the goodwill of the customers of Arcada and others with whom business relationships exist. In addition, without limiting the generality of the foregoing, Arcada agrees that from the date hereof to the Effective Time, except as otherwise consented to or approved by UStel in writing (which consent or approval shall not be unreasonably withheld, delayed or conditioned) or as permitted or required by this Agreement or as required by law, Arcada will not:

          (a) change any provisions of the Arcada Charter Documents or any similar governing documents of Arcada;

          (b) change the number of shares of its authorized or issued capital stock or issue, grant or amend any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Arcada, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distributions (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Arcada, or redeem or otherwise acquire any shares of such capital stock;

          (c) grant any severance or termination pay to or enter into or amend any employment agreement with, or increase the amount of payments or fees to, any of its employees, officers or directors other than salary increases to employees consistent with past increases;

          (d) make any capital expenditures in excess of (i) $25,000 per project or related series of projects or (ii) $200,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

          (e) change in any material manner its pricing policies or any other material business or customer policies;

          (f) guarantee the obligations of any other persons except in the ordinary course of business consistent with past practice;

          (g) acquire assets other than those necessary in the conduct of its business in the ordinary course;

          (h) sell, transfer, assign, encumber or otherwise dispose of assets other than has been customary in its ordinary course of business;

          (i) enter into or amend or terminate any long-term (one-year or more) contracts (including real property leases) except for contracts which are in the ordinary course of business consistent with past practice

          (j) enter into or amend any contract that calls for the payment by Arcada of $25,000 or more after the date of this Agreement or for a term exceeding one year that cannot be terminated on not more than 30 days' notice without cause and without payment or loss of any material amount as a penalty, bonus, premium or other compensation for termination;

          (k) engage or participate in any material transaction or incur or sustain any material obligation otherwise than in the ordinary course of business consistent with past practices;

          (l) make any contributions to any Benefit Plans except in such amounts and at such times as consistent with past practice;

          (m) increase the number of full time equivalent employees of Arcada above the current number;

          (n) acquire any real property except after having followed reasonable procedures with respect to the investigation of potential environmental problems, which procedures have been approved in writing by UStel (which approval shall not be unreasonably withheld, delayed or conditioned); or

          (o)     agree to do any of the foregoing.

     6.2 NO SOLICITATION. Neither Arcada nor any of its directors, officers, shareholders' representatives, agents or other persons controlled by any of them, shall, directly or indirectly encourage or solicit, or hold discussions or negotiations with, or provide any information to, any person, entity or group other than UStel concerning any merger, sale of substantial assets not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Arcada. Arcada will communicate within 24 hours to UStel the terms of any proposal that it may receive in respect of any such transaction.

     6.3 CURRENT INFORMATION. No later than ten days after the date of this Agreement, UStel and Arcada shall each designate an individual acceptable to the other party (a "Designated Representative" and, together, the "Designated Representatives") to be the primary point of contact between the parties. During the period from the date of their designation to the Closing, the Designated Representatives or their representatives shall confer on a regular basis so that each party is kept advised as to the general status of the ongoing operations of the other party. Without limiting the foregoing, each party agrees to confer with the other's Designated Representative regarding any proposed significant changes to the other's management policies and objectives. Each party agrees to provide access to members of the other's acquisition team and to work with them in order to plan, prepare for and facilitate the coordination of the parties' (i) accounting, billing and other data processing systems, (ii) billing structure and (iii) sales and marketing systems and structures with each other as well as other matters arising from the Merger. Each party will promptly notify the other's Designated Representative or his or her representatives of any material change in the normal course of business or in the operation of the properties of such property or of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any litigation involving such party, and have kept and will keep the other's Designated Representative or his or her representatives fully informed of such events and the progress of any already existing litigation. Without limiting the foregoing, each party shall immediately notify the other's Designated Representative if it appears that there has occurred any change in its financial or other condition or any other event that will or may affect such party's ability to complete the Merger or have a Material Adverse Effect on such party.

     6.4     ACCESS TO PROPERTIES AND RECORDS CONFIDENTIALITY.

          (a) Arcada shall permit UStel reasonable access to its properties, and shall disclose and make available to Arcada all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of Arcada, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants work papers, litigation files, plans affecting employees, and any other business activities or prospects in which UStel may have a reasonable interest, in each case during normal business hours and upon reasonable notice. Arcada shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Arcada or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) UStel shall permit Arcada reasonable access to its properties, and shall disclose and make available to Arcada all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of UStel, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Arcada may have a reasonable interest, in each case during normal business hours and upon reasonable notice. UStel shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of UStel or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (c) All information furnished by UStel to Arcada or the representatives or affiliates of either pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of UStel until consummation of the Merger and, if the Merger shall not occur, Arcada and their affiliates, agents and advisers shall upon written request return to UStel, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes. The obligation to keep such information confidential shall not apply to (i) any information which (w) Arcada can establish by evidence was already in its possession (subject to no obligations of confidentiality) prior to the disclosure thereof by UStel; (x) was then generally known to the public; (y) becomes known to the public other than as a result of actions by Arcada or by the directors, officers or employees or agents of either; or (z) was disclosed to Arcada, or to the directors, officers or employees of either, solely by a third party not bound by any obligation of confidentiality; or (ii) disclosure in accordance with the federal securities laws, or pursuant to an order of a court or agency of competent jurisdiction.

          (d) All information furnished by Arcada to UStel or the representatives or affiliates of UStel pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of Arcada until consummation of the Merger and, if the Merger shall not occur, UStel and its affiliates, agents and advisors shall upon written request return to Arcada, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes. The obligation to keep such information confidential shall not apply to (i) any information which (w) UStel can establish by evidence was already in its possession (subject to no obligations or confidentiality) prior to the disclosure thereof by Arcada; (x) was then generally known to the public; (y) becomes known to the public other than as a result of actions by UStel or by the directors, officers or employees or agents of UStel; or (z) was disclosed to UStel, or to the directors, officers or employees of UStel, solely by a third party not bound by any obligation of confidentiality; or
(ii) disclosure in accordance with the federal securities laws, federal banking laws, or pursuant to an order of a court or agency of competent jurisdiction.

     6.5 REPORTS. Promptly upon filing with the SEC, UStel will deliver to Arcada all reports filed under the Exchange Act, including without limitation any Forms 8-K, 10-QSB and 10-KSB. UStel shall use reasonable efforts to provide Arcada with drafts of such reports prior to filing.

     6.6     REGULATORY MATTERS.

          (a) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement including, without limitation, those that may be required from the SEC, other regulatory authorities, or the holders of Arcada and UStel Common Stock. Arcada and UStel shall each have the right to review reasonably in advance all information relating to Arcada or UStel, as the case may be, and any of their respective subsidiaries, together with any other information reasonably requested, which appears in any filing made with or written material submitted to any governmental body in connection with the transactions contemplated by this Agreement.

          (b) Arcada and UStel shall furnish each other with all reasonable information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus, or any other statement or application made by or on behalf of Arcada or UStel, or any of their respective subsidiaries, to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

          (c) Arcada and UStel will promptly furnish each other with copies of written communications received by Arcada or UStel or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

     6.7 APPROVAL OF USTEL STOCKHOLDERS. UStel will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of voting on this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, and for such other purposes as may be necessary or desirable, (b) include in the Proxy Statement/Prospectus the recommendation of the UStel Board of Directors that the stockholders approve this Agreement and the Plan of Merger and the other transactions contemplated hereby and thereby, and such other matters as may be submitted to its stockholders in connection with this Agreement, (c) cooperate and consult with Arcada with respect to each of the foregoing matters, and (d) use all reasonable efforts to obtain, as promptly as practicable, the necessary UStel Stockholder Approval.

     6.8 APPROVAL OF ARCADA STOCKHOLDERS. Arcada will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of or otherwise obtain the consent of its stockholders as soon as practicable for the purpose of voting on this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, and for such other purposes as may be necessary or desirable, and such other matters as may be submitted to its stockholders in connection with this Agreement, (b) cooperate and consult with UStel with respect to each of the foregoing matters, and (c) use all reasonable efforts to obtain, as promptly as practicable, the necessary Arcada Stockholder Approval.

     6.9 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     6.10 PUBLIC ANNOUNCEMENTS. Neither party will issue or distribute any information to its shareholders or employees, any news releases or any other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby without the consent of the other party, except as may be otherwise required by law.

     6.11 ASSIGNMENT OF CONTRACT RIGHTS. Arcada shall use its reasonable efforts to obtain any consents, waivers or revisions necessary to allow UStel to accede to all of the rights of Arcada under any existing real property leases and all material personal property leases, licenses and other contracts, which UStel wishes to have continue in effect after the Effective Time, without incurring substantial costs in connection therewith. UStel will offer its reasonable cooperation with Arcada in obtaining such consents, waivers and revisions, it being understood that the obligation to obtain such consents, waivers and revisions shall nevertheless be the obligation of Arcada.

     6.12     EMPLOYEES.

          (a) UStel and Frank Bonadio shall have entered into a mutually satisfactory employment agreement to be effective at Closing, substantially in the form attached hereto as Exhibit C. Such employment contract is to provide that Mr. Bonadio will become the President and Chief Operating Officer of UStel and to become a member of the board of directors of UStel, to have an annual base salary of $150,000 plus options to purchase 100,000 shares of UStel Common Stock pursuant to the vesting and other provisions of the UStel Stock Option Plan.

          (b) Except as otherwise provided herein, all employees of Arcada as of the Effective Time will continue as at will employees of Arcada after the Effective Time.

          (c) Effective as of the Effective Time, all employees of Arcada shall, at the option of UStel, either continue to participate in the Benefit Plans that are in effect immediately prior to the Effective Time or become participants in similar UStel employee benefit plans, practices and policies (the "UStel Benefit Plans") on the same terms and conditions as similarly situated employees of UStel or its subsidiaries. If any of the employees of Arcada shall become eligible to participate in any UStel Benefit Plans that provide medical, hospitalization or dental benefits, UStel shall waive any pre-existing condition exclusions and actively at work requirements (but shall not waive general requirements of formal employment with UStel or its subsidiaries). All employees of Arcada who continue as employees of Arcada shall receive service credit for employment with Arcada for purposes of satisfying all eligibility and vesting requirements in UStel's employee benefit plans, including its stock option plan.

          (d) All vacation time, sick pay or short-term disability accrued and not used by employees of Arcada prior to the Effective Time shall be maintained by UStel or Arcada after the Effective Time and such vacation time, sick pay or short-term disability shall after the Effective Time continue to accrue at the same rate in effect at the Effective Time for employees of Arcada.

     6.13     INDEMNIFICATION OF ARCADA DIRECTORS AND OFFICERS.

          (a) UStel will use all reasonable efforts, in cooperation with Arcada, to arrange for insurance coverage for prior acts for all current directors and officers of Arcada, provided that such coverage must be available from normal carriers at a reasonable cost in light of the cost of similar policies under similar circumstances. Subject to the foregoing, it is contemplated that Arcada will purchase "tail" coverage to cover the first six months following the Effective Date, and UStel will purchase "prior acts" coverage for subsequent periods. UStel shall not cancel such prior acts coverage for three years after the Effective Date.

 a. From the Effective Time and continuing up to and through the one-year anniversary date of the Effective Time, UStel will, to the extent permitted by then applicable law, indemnify current directors and officers of Arcada (each an "Indemnified Party") as though they had been directors and/or officers of UStel, for acts or omissions occurring prior to, and including, the Effective Time. Notwithstanding the foregoing, no Indemnified Party shall be entitled to indemnification for any conduct which involved: (i) intentional misconduct, (ii) a knowing violation of law by the Indemnified Party, (iii) conduct violating RCW 23B.08.310, or (iv) any transaction from which the Indemnified Party has personally received a benefit in money, property or services to which the Indemnified Party is not legally entitled.

     Any Indemnified Party wishing to claim indemnification under this provision shall, upon learning of any claim, action, proceeding or investigation (hereinafter a "Claim"), promptly notify UStel thereof. UStel shall have the right to assume the defense of any such Claim and upon so doing shall not thereafter be liable to such Indemnified Party for any expenses, of other counsel or otherwise, subsequently incurred by such Indemnified Party in connection with such Claim. If UStel elects not to assume such defense, or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between UStel and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such Indemnified Party and UStel will pay all reasonable fees and expenses of such counsel incurred in defending the Claim; provided however, that (i) in the event that more than one Indemnified Party is involved in the same Claim, UStel shall not be obligated to pay for more than one firm of counsel for all Indemnified parties in any one jurisdiction (unless counsel for the Indemnified Parties will cooperate in the defense of the Claim, and (iii) UStel shall not be liable for any settlement effected without its prior written consent. If, upon the conclusion of the proceedings in any Claim, it is determined by UStel that the Indemnified Party was not entitled to such indemnification, such party shall be required to reimburse UStel for all cost expensed in defending such Indemnified Party.

          (c) This Section 6.13 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on UStel and its successors and assigns.

     6.14 CURRENT PUBLIC INFORMATION. UStel shall continue to satisfy the current public information requirements of Rules 144 and 145 of the SEC with respect to the UStel Common Stock, and to provide affiliates of Arcada with such information as they may reasonably require and to otherwise cooperate with them to facilitate sales of UStel Common Stock in compliance with Rules 144 and 145 of the SEC.

     6.15 PURCHASE ACCOUNTING. UStel and Arcada shall cooperate and assist in the preparation of any and all materials reasonably required by UStel in connection with establishing appropriate values for assets and liabilities of Arcada for purchase accounting purposes.

     6.16 USTEL BOARD OF DIRECTORS. At the Effective Time, Frank Bonadio will be appointed to fill a vacancy on the UStel Board of Directors. For as long as Frank Bonadio and Keith Leppaluoto own in the aggregate more than 250,000 shares of UStel Common Stock, as appropriately adjusted from time to time for any change in capitalization of UStel (including, without limitation, by means of a stock split, combination or exchange of shares), UStel shall nominate Mr. Bonadio or his designee for reelection to the UStel Board of Directors at each annual or special meeting of the UStel stockholders at which directors are to be elected.

     6.17 ADJUSTED FINANCIAL STATEMENTS OF USTEL. Within thirty (30) days of the date of this Agreement, UStel shall deliver to Arcada copies of the UStel Adjusted Financials, prepared in accordance with GAAP consistently applied throughout the periods covered thereby. The UStel Adjusted Financials shall fairly and accurately present in all material respects the consolidated financial position of Arcada as of the respective dates set forth therein and the results of operations for the periods included therein.

     6.18 CASH AT CLOSING. UStel shall use its best efforts to have in immediately available funds the $5,000,000 in cash to be paid at Closing.

7.     CLOSING CONDITIONS.

     7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time, of the following conditions:

          (a) This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby shall have been approved by the requisite votes of the boards of directors and stockholders of UStel, Arcada and Newco, respectively.

          (b) All necessary third party and regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired.

          (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

          (d) The shares of UStel Common Stock and the Convertible Debentures to be issued in the Merger shall be exempt or shall have been qualified or registered for offering and sale under federal securities law and the state securities or blue sky laws of each jurisdiction in which stockholders of Arcada reside, and no order suspending the sale of such securities in any such jurisdiction shall have been issued prior to the Effective Time and no proceedings for that purpose shall have been instituted or shall be contemplated.

          (e) UStel shall have in immediately available funds the $5,000,000 in cash to be paid at Closing.

     7.2 CONDITIONS TO THE OBLIGATIONS OF USTEL UNDER THIS AGREEMENT. The obligations of UStel under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by UStel:

          (a) Each of the obligations or covenants of Arcada required to be performed by it on or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

          (b) Each of the representations and warranties of Arcada contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time except as to any representation or warranty which specifically relates to an earlier date, which shall be true and correct as of such earlier date, except in the case of such representations and warranties, where the failure to be true would not have, in the aggregate, a Material Adverse Effect on Arcada.

          (c) Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies that are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, and none of such consents, waivers, clearances, approvals or authorizations shall contain any term or condition that is a term or condition that has not heretofore been normally imposed in such transactions and which would have, in the aggregate, a Material Adverse Effect on Arcada or UStel.

          (d) UStel shall have received an opinion, dated the Effective Date, from Cairncross & Hempelmann, P.S., counsel to Arcada, reasonably satisfactory to UStel with respect to the matters set forth on Exhibit D hereto.

          (e) Since the date of this Agreement there shall have been no Material Adverse Effect with respect to Arcada.

          (f) Arcada shall have furnished UStel with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as UStel may reasonably request.

          (g) Each of Arcada's outstanding severance obligations or commitments to former employees or shareholders of Arcada identified on Disclosure Schedule 7.2(g) shall be assumed by the current stockholders of Arcada, each of whom shall agree to indemnify UStel prior to the Closing against any such obligations, upon terms satisfactory to UStel.

          (h) The stockholders of Arcada shall have entered into a lock-up agreement, substantially in the form attached hereto as Exhibit E, with respect to the Merger Shares and the shares of UStel Common Stock issuable upon conversion of the Convertible Debentures.

          (i) Each executive officer and director of Arcada shall have entered into an affiliate agreement, substantially in the form attached hereto as Exhibit F, as of the date hereof pursuant to which each such person shall agree to vote all shares of Arcada Common Stock owned by such person or over which he or she exercises voting power in favor of the Merger in any stockholder vote or consent to obtain Arcada Stockholder Approval.

     7.3 CONDITIONS TO THE OBLIGATIONS OF ARCADA UNDER THIS AGREEMENT. The obligations of Arcada under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Arcada:

          (a) Each of the obligations or covenants of UStel and Newco required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

          (b) Each of the representations and warranties of UStel and Newco contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time except as to any representation or warranty which specifically relates to an earlier date, which shall be true and correct as of such earlier date, except in the case of such representations and warranties, where the failure to be true would not have, in the aggregate, a Material Adverse Effect on UStel.

          (c) UStel shall have furnished Arcada with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as Arcada may reasonably request.

          (d) Since the date of this Agreement there shall have been no Material Adverse Effect with respect to UStel.

          (e) Arcada shall have received an opinion, dated the Effective Date, from Freshman, Marantz, Orlanski, Cooper & Klein, reasonably satisfactory to Arcada with respect to the matters set forth on Exhibit G hereto.

          (f) Arcada shall have received an opinion, dated the Effective Date, from Freshman, Marantz, Orlanski, Cooper & Klein, counsel to UStel, reasonably satisfactory to Arcada that the Merger qualifies as a tax-free reorganization under Section 368(a) of the Code.

          (g) Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies that are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, and none of such consents, waivers, clearances, approvals or authorizations shall contain any term or condition that is a term or condition that has not heretofore been normally imposed in such transactions and which would have a Material Adverse Effect on Arcada or UStel.

          (h) Each executive officer and director of UStel identified on Disclosure Schedule 7.3(h) shall have entered into an affiliate agreement, substantially in the form attached hereto as Exhibit F, as of the date hereof pursuant to which each such person shall agree to vote all shares of UStel Common Stock owned by such person or over which he or she exercises voting power in favor of the Merger in any stockholder vote to obtain UStel Stockholder Approval. In addition, each member of the board of directors of UStel who is a representative of institutions that own shares of UStel Common Stock, but who do not as individuals have dispositive voting power for such shares, shall agree to use his or her best efforts to see that such shares are made subject to the same terms and conditions as outlined above regarding the voting of such shares.

          (i) UStel shall be in compliance with all of the quantitative and qualitative maintenance criteria required for continued listing of the UStel Common Stock on The Nasdaq SmallCap Market, and the five day trading average closing price of the UStel Common Stock for the period ending on the second to last trading day prior to Closing shall be greater than $1.00.

8.     TERMINATION, AMENDMENT AND WAIVER.

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after UStel Stockholder Approval:

          (a)     by mutual written consent of Arcada and UStel;

          (b) by any party hereto (i) if the Effective Time shall not have occurred on or prior to January 31, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements and conditions set forth herein to be performed or observed by such party at or before the Effective Time; or
(ii) 10 days after written certification of the vote of UStel's stockholders is delivered to Arcada indicating that such stockholders failed to adopt the resolution to approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby at the UStel Stockholders' Meeting (or any adjournment thereof);

          (c) by Arcada (i) if the Average Price is less than $1.00 per share; (ii) if, at the time of such termination, there shall have been a Material Adverse Change in the consolidated financial condition of UStel from that set forth in the 1996 Financial Statements of UStel, it being understood that (x) any of the matters set forth in UStel's Disclosure Schedules as of the date of this Agreement are not deemed to be a Material Adverse Change for purposes of this paragraph (c); or (iii) if there shall have been any material breach of any covenant of UStel hereunder and such breach shall not have been remedied within 45 days after receipt by UStel of notice in writing from Arcada specifying the nature of such breach and requesting that it be remedied.
          (d) by UStel (i) if at the time of such termination, there shall have been a Material Adverse Change in the consolidated financial condition of Arcada from that set forth in the Arcada 1996 Financial Statements, it being understood that any of the matters set forth in Arcada's Disclosure Schedules as of the date of this Agreement are not deemed to be a Material Adverse Change for purposes of this paragraph (d); (ii) if there shall have been any material breach of any covenant of Arcada hereunder and such breach shall have not been remedied within 45 days after receipt by Arcada of notice in writing from UStel specifying the nature of such breach and requesting that it be remedied; or (iii) if the holders of more than ten percent of the shares of UStel capital stock entitled to notice of and to vote at the UStel Shareholders' Meeting exercise their dissenters rights in connection with the UStel Stockholders' Approval.

     8.2     MANAGEMENT SERVICES FEE.       The parties hereby acknowledge
that, in connection with and in anticipation of the Merger, Arcada and UStel have entered into certain agreements or relationships pursuant to which Arcada has agreed to perform certain services for UStel (the "Services"), including, without limitation, those described in that certain management services agreement dated June 27, 1997 (the "Management Services Agreement"). UStel agrees and acknowledges that such Services are being provided by Arcada solely due to the contemplated post-Merger relationship of the parties and that such Services are for the benefit of UStel and its stockholders, and UStel further acknowledges that the Management Services Fee described below is fully-earned as of the date hereof. To compensate Arcada for the added benefit to UStel from such Services, in the event that this Agreement terminates for any reason under Section 8.1 above, UStel shall pay to Arcada on demand (and in no event more than three business days after such demand) in immediately available funds, One Hundred Twenty-Five Thousand Dollars ($125,000.00) (the "Management Services Fee"). Payment of the Management Services Fee hereunder shall satisfy in full UStel's obligation to pay the $125,000 fee referred to in section 3 of the Management Services Agreement.

     8.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by any party, this Agreement shall forthwith become void (other than Sections 6.4(c) and (d) and Section 8.2 hereof, which shall remain in full force and effect).

     8.4 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after UStel Stockholder Approval, the parties may (a) amend this Agreement (including the Plan of Merger incorporated herein), (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the UStel and Arcada stockholders, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement (or the Plan of Merger) that reduces the amount or changes the form of consideration to be delivered to the Arcada stockholders, respectively. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.     MISCELLANEOUS.

     9.1 EXPENSES. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses unless otherwise specified in this Agreement.

     9.2 SURVIVAL. The respective representations and warranties, covenants and agreements set forth in this Agreement and all Disclosure Schedules shall survive the Effective Time.

     9.3 NOTICES. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by registered or certified mail (return receipt requested) or by cable, telecopier, or telex to the respective parties as follows:

          (a)     If to UStel, to:

6167 Bristol Parkway, Suite 300
Culver City, California 90230
Attn: Robert L.B. Diener, Chairman

With a copy to:
Freshman, Marantz, Orlanski, Cooper & Klein
9100 Wilshire Boulevard, 8th Floor, East Tower
Beverly Hills, California 90212-3480
Attn: Lieb Orlanski

     (b)     If to Arcada, to:

Arcada Communications, Inc.
2001 Sixth Avenue, Suite 3210
Seattle, Washington 98121-2516
Attn: Frank Bonadio

With a copy to:

Cairncross & Hempelmann, P.S.
Columbia Center, 70th Floor
701 Fifth Avenue
Seattle, Washington 98104-7016
Attn: David M. Otto

or such other address as shall be furnished in writing by any party to the others in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     9.4 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Nothing in this Agreement is intended to confer, by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     9.5 ENTIRE AGREEMENT. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the final expression of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

     9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     9.7 GOVERNING LAW. This Agreement, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the state of California as applicable to contracts executed and delivered in California by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of laws thereof. The parties expressly agree that any controversy, dispute, litigation or claim arising out of the subject matter of this Agreement and the transactions contemplated hereby and thereby shall be brought or commenced only in a federal or state court located in Los Angeles County, California. The parties agree to be subject to the personal jurisdiction of the federal and/or state courts situated in Los Angeles County, California, and agree that a claim of forum non-conveniens shall not be a defense to an action initiated in such venues.

     9.8 HEADINGS. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meanings or interpretation of this Agreement.


[Remainder of Page Intentionally Blank - Signature Page Follows]

     EXECUTED as of the date first above written.

UStel, Inc.




 By:    Robert L.B. Diener
Its:    Chairman and Chief Executive Officer



S.V.V. Sales, Inc.




 By:    Frank Bonadio
Its:    President



Arcada Acquisition Corp.




 By:     Robert L.B. Diener
Its:     President

                                  SCHEDULE A
                           TO AGREEMENT FOR MERGER

             Merger Consideration Payable to Shareholders of Arcada

                                Merger   Consideration

                                       Principal Amount
                                       of Convertible
Arcada Shareholder        Cash         Debentures            Merger Shares

Keith Leppaluoto        $ 2,500,000    $   900,000           1,260,000
Frank Bonadio             2,500,000        570,000             798,000
Tuck Jue                          0         30,000              42,000
                        -----------    -----------           ----------
TOTAL                   $ 5,000,000    $ 1,500,000           2,100,000


                                   SCHEDULE B
                             TO AGREEMENT OF MERGER

                      Shareholder Loans to be Converted into
                UStel, Inc. Convertible Subordinated Debentures

Shareholder                        Aggregate Principal Amount of Loans


Keith Leppaluoto                          $ 590,500
